United States securities and exchange commission logo





                      June 24, 2020

       Koji Shinohara
       Chief Financial Officer, Treasurer and Secretary
       Kura Sushi USA, Inc.
       17932 Sky Park Circle, Suite H
       Irvine, California 92614

                                                        Re: Kura Sushi USA,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended August 31, 2019
                                                            Filed November 26,
2019
                                                            File No. 1-39012

       Dear Mr. Shinohara:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services